Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-288655	Voya Guaranteed Accumulation Account
S-3	333-278458	Voya Multi-Rate Annuity
S-3	333-278457	Voya Multi-Rate Annuity
S-3	333-278456	Voya Guaranteed Account
S-3	333-278858	Voya Select Rate
S-3	333-278455	Voya Guaranteed Account
S-3	333-278860	Voya Select Multi-Index 5 & 7
of our reports dated March 6, 2026, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Atlanta, Georgia
March 6, 2026